Issuer Free Writing Prospectus

Filed under Rule 433
Registration Statement No. 333- 185248

Pricing Term Sheet

Merck & Co., Inc.
May 15, 2013

Floating Rate Notes due 2016
0.700% Notes due 2016
Floating Rate Notes due 2018
1.300% Notes due 2018
2.800% Notes due 2023
4.150% Notes due 2043

Ratings of the Notes:	A2 / AA

Trade Date:	May 15, 2013

Settlement Date:	May 20, 2013

Active Book-Runners:	BNP Paribas Securities Corp., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC

Other Underwriters:

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., UBS Securities LLC, Santander Investment Securities Inc., SG Americas Securities, LLC, SMBC Nikko Capital Markets Limited, Standard Chartered Bank, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, Drexel Hamilton, LLC, The Williams Capital Group, L.P.

Title:	Floating Rate Notes due 2016	0.700% Notes due 2016	Floating Rate Notes due 2018	1.300% Notes due 2018	2.800% Notes due 2023	4.150% Notes due 2043

Size:	$500,000,000	$1,000,000,000	$1,000,000,000	$1,000,000,000	$1,750,000,000	$1,250,000,000

Maturity:	May 18, 2016	May 18, 2016	May 18, 2018	May 18, 2018	May 18, 2023	May 18, 2043

Interest Payment Dates:	February 18, May 18, August 18 and November 18, commencing August 18, 2013	May 18 and November 18, commencing November 18, 2013	February 18, May 18, August 18 and November 18, commencing August 18, 2013	May 18 and November 18, commencing November 18, 2013	May 18 and November 18, commencing November 18, 2013	May 18 and November 18, commencing November 18, 2013

Spread to LIBOR:	19 bps	—	36 bps	—	—	—

Designated LIBOR page:	Reuters Page LIBOR 01	—	Reuters Page LIBOR 01	—	—	—

Index Maturity:	3 month LIBOR	—	3 month LIBOR	—	—	—

Interest Reset Dates:	Quarterly	—	Quarterly	—	—	—

Initial Interest Rate:	3 month LIBOR plus 0.19% determined on the second London business day prior to May 20, 2013	—	3 month LIBOR plus 0.36% determined on the second London business day prior to May 20, 2013	—	—	—

Coupon:	—	0.700%	—	1.300%	2.800%	4.150%

Benchmark Treasury:	—	0.25% due May 15, 2016	—	0.625% due April 30, 2018	1.750% due May 15, 2023	3.125% due February 15, 2043

Treasury Yield:	—	0.389%	—	0.828%	1.940%	3.148%

Spread to Benchmark Treasury:	—	32 bps	—	52 bps	87 bps	102 bps

Yield to Maturity:	—	0.709%	—	1.348%	2.810%	4.168%

Price to Public:	100%	99.973%	100%	99.769%	99.913%	99.694%

Underwriting Discount:	25 bps	25 bps	35 bps	35 bps	45 bps	87.5 bps

Make-Whole Call:	—	T+ 5 bps	—	T+ 10 bps	T+ 15 bps	T+ 15 bps

CUSIP:	58933Y AE5	58933Y AD7	58933YAH8	58933YAG0	58933YAF2	58933YAJ4

ISIN:	US58933YAE59	US58933YAD76	US58933YAH80	US58933YAG08	US58933YAF25	US58933YAJ47

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the

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issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649. This pricing term sheet supplements the preliminary form of prospectus supplement issued by Merck & Co., Inc. on May 15, 2013 relating to its Prospectus dated December 3, 2012.

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